Exhibit 99.1

Union Bankshares Corporation Declares Quarterly Dividend

Richmond, Va., January 24, 2019 - Union Bankshares Corporation has declared a quarterly dividend of $0.23 per share.  The dividend amount is the same as the prior quarter’s dividend and is a $0.02, or 10%, increase from the prior year’s dividend.

Based on the stock’s closing price of $31.97 on January 23, 2019, the dividend yield is approximately 2.8%.  The dividend is payable on February 22, 2019 to shareholders of record as of February 8, 2019.

ABOUT UNION BANKSHARES CORPORATION
Headquartered in Richmond, Virginia, Union Bankshares Corporation (Nasdaq: UBSH) is the holding company for Union Bank & Trust. Union Bank & Trust has 140 branches, 7 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 190 ATMs located throughout Virginia and in portions of Maryland and North Carolina. Non-bank affiliates of the holding company include: Old Dominion Capital Management, Inc., as well as its subsidiary Outfitter Advisors, Ltd., and Dixon, Hubard, Feinour, & Brown, Inc., all of which provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Contact: Bill Cimino (804) 448-0937, VP and Director of Investor Relations

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